Exhibit 4.83

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 15, 2012

THIS THIRD SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of May 15, 2012 (this “Third Supplemental Indenture”) between AMEREN ILLINOIS COMPANY, an Illinois corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly The Bank of New York Trust Company, N.A.) (the “Trustee”).

Illinois Power Company (“IP”) and the Trustee executed an Indenture, dated as of June 1, 2006 (as supplemented and amended, the “Indenture”), providing, among other things, for the issuance from time to time of IP’s Notes.

$75,000,000 aggregate principal amount of IP’s 6.25% Senior Secured Notes due 2016 were authenticated and delivered pursuant to the Company Order dated June 14, 2006 and remain outstanding as of the date hereof.

$250,000,000 aggregate principal amount of IP’s 6.125% Senior Notes due 2017 were authenticated and delivered pursuant to the Company Order dated November 20, 2007 and remain outstanding as of the date hereof.

$337,000,000 aggregate principal amount of IP’s 6.25% Senior Notes due 2018 were authenticated and delivered pursuant to the Company Order dated April 8, 2008 and remain outstanding as of the date hereof.

$400,000,000 aggregate principal amount of IP’s 9.75% Senior Notes due 2018 were authenticated and delivered pursuant to the Company Order dated October 23, 2008 and remain outstanding as of the date hereof.

On October 1, 2010, Central Illinois Light Company and IP were merged into the Company whereby the Company was the surviving corporation. The Indenture was supplemented by the First Supplemental Indenture, dated as of October 1, 2010, pursuant to which the Company, among other things, assumed the obligations of IP under the Indenture and the Notes and was substituted for IP under the Indenture.

$60,000,000 aggregate principal amount of the Company’s Senior Notes Series CIPS-AA, $150,000,000 aggregate principal amount of the Company’s Senior Notes Series CIPS-BB, and $61,500,000 aggregate principal amount of the Company’s Senior Notes Series CIPS-CC were authenticated and delivered pursuant to the Company Order dated October 1, 2010 and remain outstanding as of the date hereof.

The Indenture was amended by the Second Supplemental Indenture, dated as of July 21, 2011.

Pursuant to Section 13.01 of the Indenture, the Company, when authorized by Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 13.01 without the consent of the Holders of any of the Notes at the time outstanding, including to make such provision in regard to matters or questions arising under the Indenture as may be necessary or desirable, and not inconsistent with the Indenture or prejudicial to the interests of the Holders in any material respect, for the purpose of supplying any omission, curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision.

The Company has directed the Trustee to execute and deliver this Third Supplemental Indenture in accordance with the terms of the Indenture.

The amendments herein are to make such provision in regard to matters or questions arising under the Indenture as may be necessary or desirable, and not inconsistent with the Indenture or prejudicial to the interests of the Holders in any material respect, for the purpose of supplying an omission, curing an ambiguity or curing, correcting or supplementing a defective provision. The amendments herein do not require the consent of the Holders of any Notes outstanding on the date hereof.

All acts and requirements necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AMENDMENT TO INDENTURE

Section 2.1 Amendment to Section 4.03 of the Indenture. On and after the date hereof, Section 4.03 of the Indenture shall be amended by adding the following sentence at the end of such section: “If there are no holders of outstanding Mortgage Bonds who are eligible to vote or consent with respect to any amendment or modification of the Mortgage, which, if it were an amendment or modification of this Indenture, would require the consent of Noteholders, the Trustee shall vote the Senior Note Mortgage Bonds then held by it, or consent with respect thereto, in accordance with the consent, obtained in the manner prescribed in Section 13.02, of the Holders of Notes that would be required for such an amendment or modification of this Indenture. “

Section 2.2 Receipt by Trustee. In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this Third Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2 Governing Law. This Third Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3 Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.4 Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5 Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 3.7 EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

Ameren Illinois Company

By:	/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President

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